Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

For release at 8 a.m. EDT

Rayonier Reports Second Quarter 2011 Results
Reaffirms Full Year Guidance

JACKSONVILLE, Fla., July 28, 2011 - Rayonier (NYSE:RYN) today reported second quarter net income of $56 million, or 67 cents per share, compared to $39 million, or 48 cents per share, in the prior year period.
For the first six months, net income increased to $115 million, or $1.38 per share, compared to $96 million, or $1.18 per share in 2010. The 2010 results included a first quarter gain of $12 million from the sale of a portion of the Company's interest in its New Zealand joint venture. Excluding this gain, 2010 year-to-date earnings were $84 million, or $1.04 per share.
Cash provided by operating activities was $195 million for the first six months of 2011 compared to $356 million for the prior year period. Year-to-date cash available for distribution1 (CAD) was $134 million versus $303 million in the first half of 2010. The prior year period included the receipt of $189 million related to the alternative fuel mixture credit (AFMC). (See Schedule D for more details.)
“We are very pleased to report another quarter of strong operating results, further supporting the recent announcement of an 11 percent increase in our dividend and a three-for-two stock split,” said Lee M. Thomas, Chairman and CEO.
“In Forest Resources, we sold more volume from our coastal Washington timberlands into attractively priced Asian log markets, driving improved operating income despite losses from recent Southeastern fires. In Performance Fibers, we continue to sell all available production to meet strong global demand for our high purity cellulose specialties.”
Forest Resources
Second quarter sales of $57 million were $8 million above the prior year period, while operating income of $12 million increased $3 million. Year-to-date sales of $105 million increased $9 million from the prior year, while operating income of $23 million improved $6 million above the prior year. The improvements in operating income occurred despite a $3 million loss in the second quarter of 2011 for damage from forest fires.
Prices for logs in the Northwest United States and New Zealand continued to increase in the second quarter as Asian demand strengthened. The strength in these regions more than offset the losses from forest fires in the Southeast and lower sales volumes in the Atlantic and Gulf regions as grade markets softened.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Real Estate
Second quarter sales of $12 million were consistent with the prior year period, while operating income of $5 million increased $1 million. Year-to-date, sales of $26 million were $20 million below 2010, and operating income of $12 million declined $9 million. As expected, non-strategic timberland volumes declined for the 2011 periods; however, higher rural prices and volumes offset the decline in the second quarter.
Performance Fibers
Second quarter sales of $233 million were $31 million above the prior year period, while operating income of $71 million was $26 million higher. For the six months, sales of $484 million were $82 million above 2010, while operating income of $147 million increased $57 million. Results in 2011 reflect higher cellulose specialties and absorbent materials prices due to strong global market demand, partially offset by increased input and transportation costs. Year-to-date results also benefited from higher cellulose specialties volumes.
Other Items
Corporate and other expenses were $7 million for second quarter 2011 and 2010. Excluding the 2010 New Zealand gain on sale, corporate and other expenses were $15 million for the six months ended June 30, 2011, $2 million above the prior year period primarily due to the receipt of an insurance settlement in first quarter 2010. Interest and other expenses were comparable for the 2011 and 2010 periods.
The effective tax rates for second quarter and year-to-date 2011 were 15.4 percent and 18.7 percent compared to 13.4 percent and 12.4 percent in 2010 reflecting higher 2011 earnings from the taxable REIT subsidiaries. Included in the second quarter of 2011 was a $4 million tax benefit relating to the exchange of the AFMC for the cellulosic biofuel producer credit associated with the production and use of black liquor in 2009.
In July of 2011, the Company received a final IRS examination report regarding the Rayonier TRS Holdings Inc. 2009 tax return. As a result, a $16 million reserve relating to the taxability of the AFMC will be reversed in the third quarter.
On July 22, 2011, the Company's Board of Directors approved a 3-for-2 stock split as well as an increase to the quarterly dividend from 54 cents per share to 60 cents per share on a pre-split basis, or 40 cents per share on a post-split basis. The additional shares will be distributed on August 24, 2011, to shareholders of record as of August 10, 2011 and the dividend increase will be effective starting with the third quarter dividend. Refer to the accompanying presentation materials for further details.
Outlook
“Our businesses continue to execute well, creating strong operating cash flows. We are affirming our earnings guidance of $2.85 to $3.10 per share, excluding special items, and we still expect CAD of $285 million to $310 million, substantially above our increased dividend,” commented Thomas.
“Expansion of our timberland holdings is our top priority for strategic capital, and we are seeing more opportunities for acquisitions in the Southeast. In Performance Fibers, the recent decision to convert our absorbent materials line to produce an additional 190,000 tons of cellulose specialties is a key part of our strategy to remain the global leader in this high value segment,” Thomas said. “We are executing our strategy to create superior value over time for our shareholders by providing an attractive, growing dividend and by investing strategic capital to strengthen and expand our business.”

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Further Information
A conference call will be held on Thursday, July 28, 2011 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.

1 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The Company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The Company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the Company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
______________________________________________________________________________________________________

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; changes in tax laws that could reduce the benefits associated with REIT status; and potential legal challenges that could reduce the benefits associated with the alternative fuel mixture credit and the cellulosic biofuel producer credit discussed in the Company's most recent annual report on Form 10-K.
In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
Additional factors are described in the Company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2011 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Sales	$357.4	$357.7	$312.2	$715.1	$622.4
Costs and expenses
Cost of sales	262.8	257.5	242.9	520.3	475.8
Selling and general expenses	16.0	16.4	15.1	32.4	32.1
Other operating income, net (a)	(0.5)	(3.8)	(2.1)	(4.3)	(18.7)
Operating income	79.1	87.6	56.3	166.7	133.2
Interest expense	(12.6)	(13.3)	(12.2)	(25.9)	(24.7)
Interest and other income, net	0.3	0.2	0.4	0.5	0.6
Income before taxes	66.8	74.5	44.5	141.3	109.1
Income tax expense	(10.3)	(16.1)	(6.0)	(26.4)	(13.6)
Net income	$56.5	$58.4	$38.5	$114.9	$95.5
Net Income per Common Share:
Basic
Net Income	$0.70	$0.72	$0.48	$1.42	$1.20
Diluted
Net Income	$0.67	$0.70	$0.48	$1.38	$1.18
Adjusted Net Income (b)	$0.67	$0.70	$0.48	$1.38	$1.04

Dividends Per Share	$0.54	$0.54	$0.50	$1.08	$1.00

Weighted Average Common
Shares used for determining
Basic EPS	81,128,442	80,946,697	80,104,004	81,038,096	79,923,790
Diluted EPS (c)	84,127,616	82,863,638	81,092,703	83,512,325	80,903,470

PRO FORMA EPS (d)
Pro forma basic EPS	$0.46	$0.48	$0.32	$0.94	$0.80
Pro forma diluted EPS	$0.45	$0.47	$0.32	$0.92	$0.79

Pro Forma Dividends Per Share	$0.36	$0.36	$0.33	$0.72	$0.67

Weighted Average Common
Shares used for determining
Pro forma basic EPS	121,692,663	121,420,046	120,156,006	121,557,144	119,885,685
Pro forma diluted EPS (c)	126,191,424	124,295,457	121,639,055	125,268,488	121,355,205

(a) The six months ended June 30, 2010 includes a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture.

(b) For the six months ended June 30, 2010, adjusted net income excludes a gain of $0.14 per share from the sale of a portion of the New Zealand joint venture interest. Adjusted net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

(c) The increase in dilutive shares for the three and six months ended June 30, 2011, is primarily due to the potential dilutive impact of the Senior Exchangeable Notes due 2012 and 2015.

(d) On July 22, 2011, the Board of Directors approved a 3-for-2 stock split in the form of a stock dividend. The additional shares will be distributed on August 24, 2011 to shareholders of record on August 10, 2011. Pro forma EPS, dividends per share and weighted average common shares have been adjusted to reflect the August 2011 3-for-2 stock split.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
June 30, 2011 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$314.2	$349.5
Other current assets	291.0	259.8
Timber and timberlands, net of depletion and amortization	1,129.3	1,137.9
Property, plant and equipment	1,540.1	1,506.7
Less - accumulated depreciation	(1,131.7)	(1,121.4)
Net property, plant and equipment	408.4	385.3
Investment in New Zealand JV	77.5	68.5
Other assets	141.4	162.7
	$2,361.8	$2,363.7
Liabilities and Shareholders' Equity
Current liabilities	$302.8	$244.9
Long-term debt	581.3	675.1
Non-current liabilities for dispositions and discontinued operations	76.9	81.7
Other non-current liabilities	97.8	110.4
Shareholders' equity	1,303.0	1,251.6
	$2,361.8	$2,363.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,
	2011	2010
Cash provided by operating activities:
Net income	$114.9	$95.5
Depreciation, depletion, amortization	62.9	76.5
Non-cash basis of real estate sold	1.7	3.4
Other items to reconcile net income to cash provided by operating activities	14.8	(1.3)
Changes in working capital and other assets and liabilities (a)	0.6	181.7
	194.9	355.8
Cash used for investing activities:
Capital expenditures	(65.2)	(71.3)
Purchase of timberlands	(13.0)	—
Change in restricted cash	8.4	(10.1)
Other	(1.0)	4.9
	(70.8)	(76.5)
Cash used for financing activities:
Borrowings of debt, net of repayments and issuance costs	(76.7)	59.8
Dividends paid	(87.9)	(80.0)
Issuance of common shares	7.9	12.2
Repurchase of common shares	(7.8)	(6.0)
Excess tax benefits on stock-based compensation	4.9	4.0
	(159.6)	(10.0)
Effect of exchange rate changes on cash	0.2	(0.1)
Cash and cash equivalents:
Change in cash and cash equivalents	(35.3)	269.2
Balance, beginning of year	349.5	75.0
Balance, end of period	$314.2	$344.2

(a) The six months ending June 30, 2010 includes a $189.1 million refund related to the alternative fuel mixture credit.

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
June 30, 2011 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Sales
Forest Resources	$57.0	$48.2	$48.9	$105.2	$96.0
Real Estate	12.3	13.5	12.7	25.8	45.7
Performance Fibers
Cellulose specialties	192.3	194.0	162.6	386.3	319.9
Absorbent materials	40.5	57.2	39.3	97.7	81.8
Total Performance Fibers	232.8	251.2	201.9	484.0	401.7
Wood Products	18.0	15.8	21.6	33.7	37.5
Other Operations	38.5	30.4	30.3	68.9	47.4
Intersegment Eliminations	(1.2)	(1.4)	(3.2)	(2.5)	(5.9)
Total sales	$357.4	$357.7	$312.2	$715.1	$622.4

Adjusted operating income/(loss)
Forest Resources	$11.8	$11.1	$8.7	$22.9	$16.9
Real Estate	5.0	7.4	4.1	12.4	21.5
Performance Fibers	71.1	75.7	45.0	146.8	89.9
Wood Products	(1.0)	0.5	4.3	(0.5)	4.3
Other Operations	(1.0)	0.7	0.7	(0.2)	1.3
Corporate and other (a)	(6.8)	(7.8)	(6.5)	(14.7)	(13.1)
Adjusted operating income	$79.1	$87.6	$56.3	$166.7	$120.8

(a) For the six months ended June 30, 2010, Corporate and other excludes a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture. Adjusted operating income is a non-GAAP measure. See Schedule D for a reconciliation.

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2011 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Six Months Ended
	June 30,	June 30,
	2011	2010
Cash provided by operating activities (b)	$194.9	$355.8
Capital expenditures (c)	(65.2)	(71.3)
Change in committed cash	—	9.9
Excess tax benefits on stock-based compensation	4.9	4.0
Other	(0.3)	4.8
Cash Available for Distribution	$134.3	$303.2

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions net of associated financing. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Cash provided by operating activities for the six months ended June 30, 2010 includes a $189.1 million refund related to the alternative fuel mixture credit.

(c) Capital expenditures excludes strategic acquisitions. Through June 30, 2011, strategic acquisitions totaled $13 million for timberland acquisitions and $4 million for the Jesup mill cellulose specialties expansion.

ADJUSTED OPERATING INCOME AND NET INCOME:
	Six Months Ended
	June 30, 2010
		Per Diluted Share
	$
Operating Income	$133.2
Gain on sale of a portion of New Zealand JV interest	(12.4)
Adjusted Operating Income	$120.8

Net Income	$95.5	$1.18
Gain on sale of a portion of New Zealand JV interest	(11.5)	(0.14)
Adjusted Net Income	$84.0	$1.04

D